Exhibit 99.1

Press Release | For Immediate Release
Zix Corporation Announces Review of Strategic Alternatives for e-Prescribing Business
DALLAS — June 11, 2009 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in email encryption services and payor sponsored e-Prescribing services, announced today that it has retained Allen & Company LLC to assist ZixCorp’s Board of Directors in investigating strategic alternatives for maximizing the value of the Company’s e-Prescribing business. This strategic review may result in a partnership, joint venture, the sale of some or all of its e-Prescribing assets or a similar transaction.
No decision has been made to enter into any transaction at this time and there can be no assurance that the Company will enter into such a transaction in the future. It is ZixCorp’s policy not to comment on any specific discussions or any potential corporate transactions unless and until it enters into a definitive agreement with respect to such a transaction.
About Zix Corporation
Zix Corporation is the leader in email encryption and payor sponsored e-prescribing services. ZixCorp offers the simplicity of Software as a Service with the convenience of customizable encryption policies. ZixCorp provides automated key management “in the cloud” for all its customers, resulting in a scalable, reliable, easy-to-use and simple-to-administer service. ZixDirectorySM is the largest email encryption directory in the world enabling seamless and secure communication among communities of interest. ZixDirectory connects over 17 million members. ZixCorp’s PocketScript® e-prescribing service saves lives and saves money by automating the prescription process between payors, doctors and pharmacies. For more information, visit http://www.zixcorp.com/.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to change and to inherent risks and uncertainties, including whether the Company will enter into such a transaction and its effects on the Company and its stockholders. The Company does not intend, and undertakes no obligation, to update or revise any forward-looking statement, except as required by federal securities regulations.
Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 866 257 4949   |   fax 214 370 2070   |   www.zixcorp.com

SOURCE Zix Corporation
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation   |   2711 N. Haskell Ave.   |   Suite 2300, LB 36   |   Dallas, TX 75204   |   phone 866 257 4949   |   fax 214 370 2070   |   www.zixcorp.com